Sub-Items 77D and 77Q1

Policies with respect to security investments

Dreyfus Short Duration Bond Fund

At a meeting of the Board of Trustees (the "Board") of Dreyfus Short Duration Bond Fund (the "Fund") held on April 24, 2014, the Board approved changes to the investment policies of the Fund, effective June 16, 2014.  The changes are more particularly described in a Supplement dated May 5, 2014 to the Fund's Prospectus dated April 1, 2014 and filed on that date with the Securities and Exchange Commission, which is incorporated herein by reference.

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